EXHIBIT 4.3
WAIVER AGREEMENT

THIS WAIVER AGREEMENT is made as of January 20, 2010 by and among NEXX SYSTEMS, INC., a Delaware corporation (“NEXX”) with a principal address of 900 Middlesex Turnpike, Building #6, Billerica, Massachusetts  01821 and each of the NEXX stockholders set forth on the signature page hereto (each a “Principal Stockholder” and collectively the “Principal Stockholders”) with the addresses set forth on Schedule 1 attached hereto.

RECITAL

NEXX desires to conduct an initial public offering (the “IPO”) during 2010 and has entered into a term sheet with Canaccord Adams, Inc. to serve as a lead underwriter of the IPO. The cost, time and efforts to be expended in the IPO are substantial.  Currently, NEXX’s Certificate of Incorporation (the “Charter”) provides that shares of NEXX’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the Preferred Stock”) automatically convert to NEXX Common Stock provided that certain conditions are met, including NEXX raising a certain minimum amount of funds in the public offering.  NEXX’s Board of Directors seeks to avoid a situation where NEXX may undertake all of the cost, time and expenses to effect the IPO but the IPO fails to meet the funding criteria set forth in the Charter.  NEXX’s Board of Directors has determined that it is in the best interest of all of NEXX’s stockholders that NEXX obtain a waiver from the holders of Preferred Stock allowing the IPO to proceed if approved by the terms of the IPO are approved by the holders of a majority of the Board of Directors, regardless of the sums raised in the financing.   NEXX’s Principal Stockholders have agreed to waive their rights under the Charter as regards these minimum threshold requirements.  As consideration for this waiver, certain of these Principal Stockholders have requested that NEXX modify other provisions in the Charter and other agreements in effect as consideration for the waiver.  NEXX’s Board of Directors retained a highly qualified independent third party appraisal firm, SVB Analytics, to determine appropriate compensation for the waiver.  After review of a report by SVB Analytics, the Board of Directors negotiated more favorable terms for NEXX than suggested by SVB Analytics, consisting of an increase to the Common Stock equivalents issuable for NEXX’s preferred stock upon the effectiveness of the IPO.  The Charter provides that any term of the Charter and certain other agreements between NEXX and the holders of its Preferred Stock may be modified provided that the modification is approved by the holders of a majority of the Preferred Stock.  The Principal Stockholders executing this Waiver Agreement constitute a majority of the holders of each series of NEXX’s Preferred Stock.

For good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, the parties agree as follows:

1. Modification of Charter and Related Investment Agreements.  (a) The parties hereby agree to amend, effective immediately subclause (i) of  Section 5(i) of Article Fourth of NEXX s Charter to read as follows:  “(i) the closing of an underwritten, firm commitment public offering of shares of the capital stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended or…”

 (b)  The Parties hereby amend (i) the Investor Rights Agreement dated as of June 27, 2009 by and among NEXX and the Investors named therein, (ii) the Right of First Refusal and Co-Sale Agreement dated as of June 27, 2009  between NEXX, the Investors and the Key Holders named therein, and (iii) the Voting Rights Agreement by and among NEXX, the Investors and the Key Holders named therein  to provide that a “Qualified IPO” shall consist of “any initial public offering  on any stock exchange approved  by a majority of the Board of Directors”

2. Modification of Conversion Shares.  As consideration for the waiver granted in Section 1 above, immediately prior to the effectiveness of the IPO, NEXX shall increase the following number of Common Stock share equivalents for each series of Preferred Stock as set forth below and such additional common share equivalents shall be allocated pro rata among the then outstanding shares of each series of the Preferred Stock as set forth below:

Series of Preferred Stock	Additional Common Share Equivalents
Series A Preferred Stock	793,176
Series B Preferred Stock and Warrant	7,270,864
Series C Preferred Stock	7,063,923
Series D Preferred Stock and Warrants	14,872,037
TOTAL	30,000,000

3. Further Adjustment to Conversion Shares.  The Conversion Shares, as set forth in Section 2, shall be subject to further adjustment in accordance with the terms of the Charter, as then in effect, for future stock splits and reorganizations.  The Principal Stockholders agree that the issuance of the Conversion Shares, and any shares of NEXX’s Common Stock issuable by means of this Waiver, shall not be deemed to constitute “Additional Stock” as defined in Section 5 of Article Fourth of the Charter.  All of the Conversion Shares shall be subject to any reverse stock split effected immediately prior to the effectiveness of the IPO.

4. Further Actions.  Each of the Parties agrees to take all actions necessary to carry out the actions contemplated by this Waiver.  If for any reason the IPO is declared effective by the Securities and Exchange Commission but the IPO closing is not consummated, then the modification of the Conversion Rates for the Preferred Stock shall be cancelled.

5. Tax Liability of the Principal Stockholders and Payment of Taxes. The Principal Stockholders acknowledge and agree that any income or other taxes (if any) due from the Principal Stockholders with respect to the Waiver, shall be the Principal Stockholders’ responsibility.

6. Equitable Relief.  The Principal Stockholders specifically acknowledge and agree that in the event of a breach or threatened breach of the provisions of this Agreement, monetary damages may not be adequate to compensate NEXX, and, therefore, in the event of such a breach or threatened breach, in addition to any right to damages, NEXX shall be entitled to equitable relief in any court having competent jurisdiction.  Nothing herein shall be construed as prohibiting NEXX from pursuing any other remedies available to it for any such breach or threatened breach.

7. Notices.  Any notices required or permitted by the terms of this Agreement  shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to NEXX at the address indicated above

With a copy to:	Gennari Aronson, LLP First Needham Place 250 First Avenue Needham, Massachusetts 02494 Attn: Neil H. Aronson, Esq.

If to the Principal Stockholders at the addresses indicated on Schedule 1 attached hereto, or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

8. Benefit of Agreement.  This Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

9. .Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in Massachusetts and agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts or the federal courts of the United States for the District of  Massachusetts.

10. Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be null and void, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

11. .Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

12. Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

13. Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Opportunity to Obtain Independent Advice.  Each of the Principal Stockholders acknowledges and agrees that he has been advised to seek the advice of his own independent legal, tax and financial advisors and has not relied on NEXX or NEXX’s counsel, Gennari Aronson, LLP, for any advice with regard to the subject matter of this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Waiver as of the date first set forth above.

NEXX SYSTEMS, INC.

By:  /s/ Stanley Piekos
Name: Stanley Piekos
Title: Chief Financial Officer

NEWPORT CORPORATION

By:  /s/ Jeffrey B. Coyne
Name: Jeffrey B. Coyne
Title: SVP and General Counsel

/s/ Richard S. Post
Richard S. Post

ENTERPRISE PARTNERS V, L.P.
By:  Enterprise Management Partners V, LLC as General Partner

By:  /s/ Carl Eibl
Carl Eibl, Managing Director

ENTERPRISE PARTNERS VI, L.P.
By:  Enterprise Management Partners VI, LLC as General Partner

By:  /s/ Carl Eibl
Carl Eibl, Managing Director

SIGMA PARTNERS 6, L.P,
By:  Sigma Management 6, LLC as General Partner

By:  /s/ Clifford L. Haas
Clifford L. Haas, Managing Director

SIGMA ASSOCIATES 6, L.P
By:  Sigma Management 6, LLC as General Partner

By:  /s/ Clifford L. Haas
Clifford L. Haas, Managing Director

SIGMA ASSOCIATES 6, L.P.
By:  Sigma Management 6, LLC as General Partner

By:  /s/ Clifford L. Haas
Clifford L. Haas, Managing Director

EXHIBIT A

Addresses of Principal Stockholders

Newport Corporation
1791 Deere Avenue
Irvine, California  92606

Richard S. Post, Ph.D.
33 Fairbanks Road
Lexington, Massachusetts  02421

Enterprise Partners V, L.P. and
Enterprise Partners VI, L.P.
2223 Avenida de Playa, Suite 300
La Jolla, California  92037

Sigma Partners 6, L.P.
Sigma Associates 6, L.P.
Sigma Investors 6, L.P.
1600 El Camino Real, Suite 280
Menlo Park, California  94025